Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179687

PROSPECTUS SUPPLEMENT NO. 18

(To Prospectus Dated March 24, 2014)

29,174,957 Shares of Common Stock

This prospectus supplement no. 18 supplements the prospectus dated March 24, 2014, relating to the offering of up to 29,174,957 shares of our common stock that were issued to selling stockholders in connection with a recapitalization of Dune Energy, Inc.’s capital structure.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on March 5, 2015, and our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on March 6, 2015.

You should read this prospectus supplement in conjunction with the prospectus and the information incorporated by reference therein, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus and the information incorporated by reference therein except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTCQB tier of the OTC Markets Group Inc. under the symbol “DUNR.” On March 6, 2015, the closing price of our common stock was $0.145.

Investing in our common stock being offered for resale under the prospectus involves a high degree of risk. See “Risk Factors” beginning on page 8 of the prospectus before you make an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 9, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2015

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27897	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

Two Shell Plaza 811 Louisiana Street, Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 2, 2015, Marjorie Bowen submitted her resignation from the Board of Directors of Dune Energy, Inc. (the “Company”) and from all committees of the Company of which she was a member, to be immediately effective. Ms. Bowen’s resignation is not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: March 6, 2015	By:	/s/ James A. Watt
		Name:	James A. Watt
		Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2015

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27897	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

Two Shell Plaza 811 Louisiana Street, Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On March 4, 2015, Dune Energy, Inc. (the “Company”) notified Eos Petro, Inc., a Nevada corporation (“Eos”), that, effective March 4, 2015, it was terminating the Agreement and Plan of Merger, dated as of September 17, 2014 (as amended through such date, the “Merger Agreement”) among the Company, Eos and Eos Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Eos (“Merger Subsidiary”), due to the breach and failure to perform by Eos and the Merger Subsidiary of the Merger Agreement. Pursuant to the Merger Agreement, Merger Subsidiary had agreed to acquire any and all outstanding shares of common stock of the Company (the “Shares”) validly tendered and not properly withdrawn through a cash tender offer (the “Offer”) of $0.30 per Share, to be followed by a merger to acquire all remaining outstanding Shares at the same price per share paid in the Offer. For a summary of the material terms of the Merger Agreement and the Offer, please see the Company’s Forms 8-Ks filed with the Securities and Exchange Commission on September 18, 2014, November 21, 2014, December 23, 2014, January 6, 2015, January 16, 2015, January 26, 2015, February 3, 2015, February 9, 2015, February 17, 2015, February 23, 2015 and February 25, 2015 and the Company’s Schedule 14D-9 and related amendments filed with the Securities and Exchange Commission on October 9, 2014, October 10, 2014, October 23, 2014, November 7, 2014, November 21, 2014, December 23, 2014, January 16, 2015, January 26, 2015, February 2, 2015, February 9, 2015, February 17, 2015, February 23, 2015, February 25, 2015 and March 4, 2015.

On December 16, 2014, Eos informed the Company that Eos could not complete the Merger and Offer on the terms originally set forth in the Merger Agreement and Schedule TO. Accordingly, subsequent to December 16, the parties, along with the Company’s senior lenders and the holders of the Company’s outstanding Senior Notes, spent substantial time negotiating in an effort to reach an agreement on the parameters of a transaction acceptable to all parties and for which Eos may obtain financing to consummate the merger and the transactions contemplated by the Merger Agreement; however, the parties were unable to consummate a transaction on alternate terms.

As the Company previously announced, the Offer expired at midnight New York City time, on Friday, February 27, 2015 (the “Extended Expiration Time”). According to American Stock Transfer & Trust Company, the depositary for the Offer, as of the expiration of the Offer at midnight New York City time, on February 27, 2015, a total of 72,078,305 Shares were validly tendered and not properly withdrawn pursuant to the Offer, representing 98.73261% of all outstanding Shares, which is sufficient to satisfy the Minimum Tender Condition.

After the Extended Expiration Time, Eos informed the Company through counsel that it was unable to complete the Offer because Eos and Merger Subsidiary had been unable to secure sufficient financing to fund the Offer as of the Extended Expiration Time, and that none of the Shares validly tendered and not properly withdrawn would be purchased in the Offer.

The Company believes that all of the conditions to the Offer had been satisfied as of the Extended Expiration Time. Accordingly, Eos and Merger Subsidiary were obligated to purchase all Shares validly tendered and not properly withdrawn as of the Extended Expiration Time by midnight New York City time, on February 27, 2015, or be in breach of the Merger Agreement. As Eos and Merger Subsidiary did not purchase all Shares validly tendered and not properly withdrawn as of the Extended Expiration Time, the Company believes Eos and Merger Subsidiary have breached the Merger Agreement and failed to perform their obligations thereunder and thus the Company is entitled to terminate the Merger Agreement pursuant to Section 8.1(c)(i) of the Merger Agreement and to receive the Parent Termination Fee and reimbursement for certain expenses incurred by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: March 4, 2015	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	Chief Executive Officer